Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Patrick Fitzgerald Mylan Laboratories Inc. 724.514.1800
Kris King Mylan Laboratories Inc. 724.514.1800
MYLAN LABORATORIES AMENDS SHAREHOLDER RIGHTS AGREEMENT
— Company Also Sets Date of 2006 Annual Meeting —
PITTSBURGH, PA — December 19, 2005 — Mylan Laboratories Inc. (NYSE: MYL) announced today that its Board of Directors amended the Company’s Shareholder Rights Agreement. Pursuant to prior amendments to the Agreement, the threshold at which the Rights under the Agreement would become exercisable was temporarily reduced to 10%, and would automatically revert back to a 15% threshold on January 1, 2006. After giving effect to the current amendment, the threshold at which the Rights would become exercisable will revert to 15% on January 1, 2006, except with respect to any person or entity who, prior to the date of the amendment, received clearance under the Hart-Scott-Rodino Antitrust Improvements Act to acquire Mylan common stock, which shares, if acquired, would constitute 10% or more of the shares of common stock outstanding on the date of such acquisition. The threshold will remain at 10% with respect to such person or entity and will revert to 15% once such clearance has expired.
Separately, Mylan announced today that its 2006 Annual Meeting of Shareholders has been scheduled to be held on July 28, 2006. The 2005 Annual Meeting of Shareholders, at which all nine director nominees were elected and the selection of Mylan’s independent registered public accounting firm was ratified, was held on October 28, 2005.
About Mylan Laboratories:
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories, Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.
For more information about Mylan, visit http://www.mylan.com/.
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